LIONBRIDGE ANNOUNCES GLOBAL RESTRUCTURING PLAN TO OPTIMIZE OPERATIONS AND FACILITATE $18-20 MILLION
OF ANNUAL COST SAVINGS

Cloud-Based Language Technology and Offshore Delivery Model Enhance Efficiencies

WALTHAM, Mass. March 24, 2009 — Lionbridge (Nasdaq: LIOX) today announced a global restructuring plan that will consolidate and streamline several of its global operations and reduce overhead functions. These actions complement Lionbridge’s previous cost management activities and will further optimize the Company’s operating model, rationalize its operations and improve profitability. The Company estimates the plan will result in $18-20 million of total annualized cost savings and expects to achieve $6-9 million of the cost savings in 2009.

As part of the restructuring plan, Lionbridge will reduce approximately 325 employees which comprise approximately 8% of the Company’s total full time workforce. The Company will also consolidate offices to streamline the Company’s global footprint and reduce fixed costs.

“Our technology investments over the past four years are enabling us to increase quality and maximize efficiency. As a result, we are accelerating our customer service and quality and reducing our global expenses,” said Rory Cowan, CEO, Lionbridge. “This plan enables us to adapt our Company to the current demand levels and preserves our ability to invest in strategic initiatives such as our cloud-based language platform and global sourcing and search capabilities. We are moving forward as a leaner company while maintaining our focus on innovation and customer quality.”

To implement the restructuring plan, the Company expects restructuring expenses of $13-15 million, the majority of which is expected to occur in FY 2009.

“After a challenging start to the year we are beginning to see our traditional second quarter strengthening in select geographies,” continued Cowan. “These cost management actions reflect our strategy of combining advanced language technology and offshore delivery to drive long-term growth and profitability while providing superior value to clients.”

About Lionbridge
Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a leading provider of translation, development and testing services with FY 2008 revenue of $461 million. Lionbridge combines global resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle — from development to translation, testing and maintenance. Global organizations rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains solution centers in 26 countries and provides services under the Lionbridge® and VeriTest® brands. To learn more, visit http://www.lionbridge.com.

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Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including expected cost savings and improvements to profitability, financial performance and the timing of such activities, savings and improvements.  These statements are not historical facts, but instead represent only the Company’s expectations, estimates and projections regarding future events. These statements are not guarantees of future performance or results and involve certain risks and uncertainties that are difficult to predict.  Lionbridge’s actual experiences, actions, cost savings, financial and operating results may differ materially from those discussed in the forward-looking statements.  Factors that might cause such a difference include costs associated with restructuring of certain operations in Europe and other locations, the timing of actions and any anticipated benefits and the ability to realize such benefits;  the duration and outcome of negotiations with works councils with respect to the timing of restructuring and the details of  proposed actions;  reduced demand for the Company’s services that adversely impacts Lionbridge’s future revenues, cash flows, results of operations and financial condition and the Company’s continued compliance  with the financial and other restrictive covenants under its revolving credit agreement; the impact of foreign currency fluctuations on restructuring actions, revenue, margins, costs, operating results and profitability;  political, economic and business fluctuations as well as risks of additional downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition; Lionbridge’s ability to forecast cash flow, customer demand and operating results; Lionbridge’s ability to perform services in lower cost operational locations and the timing of its transfer of service execution to such locations, and customer acceptance of service execution in such locations; the timing and speed of customer and user acceptance of Lionbridge’s language technology; the impact of competing language technology on the Company’s existing customer relationships and ability to secure new customers; customer delays or postponements of services; changes in customer procurement strategies.  For a more detailed description of the risk factors associated with Lionbridge, please refer to the Company’s most recent Annual Report on Form 10-K and subsequent filings with the SEC (copies of which may be accessed through the SEC’s website at http://www.sec.gov).